Exhibit 99.1
For Immediate Release
FIRST NBC BANK HOLDING COMPANY ANNOUNCES 2015 FOURTH QUARTER RESULTS
NEW ORLEANS, LA (February 1, 2016) – First NBC Bank Holding Company (NASDAQ: FNBC), the holding company for First NBC Bank (“Company”), today announced financial results for the fourth quarter of 2015. For the quarter ended December 31, 2015, the Company reported net income available to common shareholders of $15.7 million, or $0.85 per share, as compared to $18.1 million, or $0.97 per share, for the third quarter of 2015 and $15.3 million, or $0.82 per share, for the fourth quarter of 2014.
The Company’s earnings per share on a diluted basis were $0.82, $0.94, and $0.80 per diluted share, for the fourth quarter of 2015, third quarter of 2015, and fourth quarter of 2014, respectively. This represents a decrease of $0.12 per diluted share, or 12.8%, over the third quarter of 2015, and an increase of $0.02 per diluted share, or 2.5%, over the fourth quarter of 2014.
The Company's earnings per share for the fourth quarter of 2015 excluding the impact of merger and conversion related costs related to the State Investors, Bancorp, Inc. ("State Investors") acquisition was $0.89 per share and on a diluted basis was $0.86 per share. The impact from the merger and conversion related costs was a decrease of $0.04 per share.

Performance Highlights

•
The Company completed its acquisition of State Investors on November 30, 2015. The Company acquired assets of $254.6 million, which consisted primarily of loans of $182.2 million and investments of $27.4 million, and liabilities of $211.9 million, which consisted primarily of deposits of $152.7 million and borrowings of $55.9 million.

•	The pre-tax income attributable to State Investors totaled $0.5 million for the quarter ended December 31, 2015.

•	The Company continued to experience strong asset growth, with total assets of $4.8 billion at December 31, 2015, an increase of 28.6% from December 31, 2014.

•	The Company's total loans increased $732.8 million, or 26.4%, from December 31, 2014. The increase from the State Investors acquisition was $180.9 million, or 5.2%.

•	The Company's total deposits increased $724.1 million, or 23.2%, from December 31, 2014. The increase from the State Investors acquisition was $151.7 million, or 3.9%.

•
Net interest income for the fourth quarter of 2015 totaled $32.9 million, an increase of $4.1 million, or 14.3%, from the linked quarter of 2015 and an increase of $4.8 million, or 17.2%, from the fourth quarter of 2014.

Loans
The Company’s loans totaled $3.5 billion at December 31, 2015, an increase of $388.2 million, or 12.4%, from September 30, 2015, and an increase of $732.8 million, or 26.4%, from December 31, 2014. Total loans excluding the impact of the State Investors acquisition increased $207.3 million, or 6.6%, from September 30, 2015 and $551.9 million, or 19.9%, from December 31, 2014. Organic loan growth continued to be driven primarily by increases in construction, commercial real estate and commercial loans. The growth in consumer real estate loans was due to the acquisition of $114.6 million in consumer real estate loans as of December 31, 2015 from State Investors. The increase in the Company's construction loan portfolio of 13.2% from September 30, 2015 and 59.4% from December 31, 2014 was due primarily to the funding of construction loans related to hotels, residential real estate development, and federal tax credit related projects coupled with $64.7 million of construction loans acquired from State Investors. The increase in the Company's commercial loan portfolio of 7.6% from September 30, 2015 and 21.8% from December 31, 2014 was due to the economic expansion in the New Orleans area and capture of new loan customers from other financial institutions. The Company does have exposure to the oil and gas industry in its commercial loan portfolio. At December 31, 2015, the Company's direct oil and gas commercial loan portfolio was approximately $158.4 million, or 4.5%, of its total loan portfolio, with an additional $6.7 million in outstanding loan commitments. Of this amount, the Company's exposure to exploration and production in its oil and gas portfolio was approximately $90.2 million with outstanding commitments of $3.4 million. The Company's remaining direct oil and gas exposure was primarily maritime service companies. The Company also had exposure to indirect oil and gas loans in its portfolio of $65.6 million with outstanding commitments of $13.1 million. The Company is actively monitoring both its direct and indirect oil and gas related loans and all of these loans were performing within their contractual terms.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(In thousands)	December 31, 2015	September 30, 2015	% Change	December 31, 2014	% Change
Construction	$522,278	$461,459	13.2%	$327,677	59.4%
Commercial real estate	1,443,418	1,313,173	9.9	1,264,371	14.2
Consumer real estate	264,422	156,498	69.0	132,950	98.9
Commercial	1,255,202	1,166,889	7.6	1,030,629	21.8
Consumer	21,697	20,835	4.1	18,637	16.4
Total loans	$3,507,017	$3,118,854	12.4%	$2,774,264	26.4%
The following table sets forth the composition of the Company’s loan portfolio excluding the loans acquired from State Investors as of the dates indicated.

(In thousands)	December 31, 2015	September 30, 2015	% Change	December 31, 2014	% Change
Construction	$457,602	$461,459	(0.8)%	$327,677	39.7%
Commercial real estate	1,443,418	1,313,173	9.9	1,264,371	14.2
Consumer real estate	149,775	156,498	(4.3)	132,950	12.7
Commercial	1,255,202	1,166,889	7.6	1,030,629	21.8
Consumer	20,162	20,835	(3.2)	18,637	8.2
Total loans	$3,326,159	$3,118,854	6.6%	$2,774,264	19.9%
Investment in Short-Term Receivables
At December 31, 2015, the Company’s investment in short-term receivables was $95.5 million, a decrease of $84.0 million from September 30, 2015 and $141.6 million from December 31, 2014. The decrease in investment in short-term receivables was primarily due to the Company's strategic decision to increase its liquidity and capital position. The decrease in the Company’s investment in short-term receivables was a significant factor contributing to the increase of $119.3 million from September 30, 2015 and $280.4 million from December 31, 2014 in short-term investments, as the proceeds from the Company’s investment in short-term receivables were reinvested in short-term investments pending further deployment through the Company’s loan portfolio.

Included in the Company’s investment in short-term receivables was $69.0 million due from a U.S. company that produces ethanol for blending in gasoline. As of December 31, 2015, $15.0 million of that balance was past due, with an additional $24.7 million past due as of the date of this release. In addition to the Company’s rights against the obligor on the receivables, the Company and the receivables seller are parties to an agreement providing for certain repurchase obligations by the receivables seller with respect to past due receivables. At this time, based on its analysis of the financial capabilities of the obligor and the receivables seller and after consultation with independent counsel, management does not expect that the Company will incur any loss on its investment in its investment in short-term receivables related to the past due receivables.

Asset Quality
Nonperforming assets totaled $45.7 million at December 31, 2015, an increase of $1.9 million from September 30, 2015 and an increase of $17.1 million from December 31, 2014. During the fourth quarter of 2015, total nonperforming loans increased $1.2 million, while other real estate owned increased $0.7 million. Nonperforming assets as a percent of total loans, other real estate owned and other repossessed assets was 1.30% at December 31, 2015, down 10 basis points from September 30, 2015 and up 27 basis points from December 31, 2014.
The allowance for loan losses was $55.8 million at December 31, 2015, an increase of $2.7 million from September 30, 2015, and $13.5 million from December 31, 2014. The increase in the allowance for loan losses compared to the linked quarter of 2015 was attributable to a $3.0 million provision for loan loss, partially offset by $0.3 million in net charge-offs during the fourth quarter of 2015. The ratio of allowance for loan losses to period-end loans was 1.59% at December 31, 2015, compared to 1.70% at September 30, 2015 and 1.53% at December 31, 2014. The ratio of allowance for loan losses to period-end loans excluding State Investors was 1.68% at December 31, 2015.
Deposits
Total deposits at December 31, 2015 were $3.8 billion, an increase of $228.0 million, or 6.3%, from September 30, 2015, and an increase of $724.1 million, or 23.2%, from December 31, 2014. Total deposits increased compared to the linked quarter due to an increase in NOW accounts primarily from the acquisition of $27.2 million in NOW deposit accounts from State Investors. The growth in the Company's savings deposits of 39.8% from the linked quarter and 60.7% from December 31, 2014 was due primarily to the acquisition of $26.1 million in savings accounts from State Investors. The assumption of deposit liabilities from First National Bank of Crestview in the first quarter of 2015 and the acquisition of State Investors in the fourth quarter of 2015 contributed to 7.4% of the deposit growth as of December 31, 2015 while the remaining 15.8% was due to organic deposit growth. The Company's relationship banking strategy supported by its tiered pricing strategy continued to be the catalyst for the Company's continued organic deposit growth.
The following table sets forth the composition of the Company’s deposits as of the dates indicated.

(In thousands)	December 31, 2015	September 30, 2015	% Change	December 31, 2014	% Change
Noninterest-bearing	$369,515	$416,405	(11.3)%	$364,534	1.4%
NOW accounts	741,469	691,261	7.3	476,825	55.5
Money market accounts	1,277,078	1,175,184	8.7	1,055,505	21.0
Savings deposits	79,779	57,079	39.8	49,634	60.7
Certificates of deposit	1,377,095	1,276,989	7.8	1,174,352	17.3
Total deposits	$3,844,936	$3,616,918	6.3%	$3,120,850	23.2%
The following table sets forth the composition of the Company’s deposits excluding the deposits acquired from State Investors as of the dates indicated.

(In thousands)	December 31, 2015	September 30, 2015	% Change	December 31, 2014	% Change
Noninterest-bearing	$369,515	$416,405	(11.3)%	$364,534	1.4%
NOW accounts	714,258	691,261	3.3	476,825	49.8
Money market accounts	1,268,118	1,175,184	7.9	1,055,505	20.1
Savings deposits	53,717	57,079	(5.9)	49,634	8.2
Certificates of deposit	1,287,658	1,276,989	0.8	1,174,352	9.6
Total deposits	$3,693,266	$3,616,918	2.1%	$3,120,850	18.3%
Net Interest Income
Net interest income for the fourth quarter ended December 31, 2015 totaled $32.9 million, an increase of $4.1 million, or 14.3%, from the third quarter of 2015 and an increase of $4.8 million, or 17.2%, from the three month period ended December 31, 2014. The increase in net interest income compared to the linked quarter was due primarily to the increase in interest income on loans of $5.5 million offset by a decrease in interest income from short-term investments of $0.6 million and an increase in interest expense of $0.8 million. The Company’s net interest margin was 3.28% for the quarter ended December 31, 2015, 24 basis points higher than the third quarter of 2015 and 5 basis points lower than the fourth quarter of 2014. The increase in the average yield on loans of 25 basis points compared to the linked quarter was due primarily to an increase in the average loan balance of $266.2 million which increased interest income on loans compared to the linked quarter by $5.5 million, reflecting an increase of $3.5 million due to volume and $2.0 million due to rate. The increase of 22 basis points in the loan yield compared to the same period of 2014 is due primarily to the impact of a shift in the loan mix to higher yielding construction and commercial real estate loans as well as the effect of the Federal Reserve rate increase during the period on the Company's floating rate portfolio. The increases in the average loan yield over the linked quarter and fourth quarter of 2014 were due to the same factors. As the Company's loan portfolio continues to grow at a double digit pace, the Company has increased the notional amount of its Prime rate cash flow hedges. The Company had $325.0 million in notional amount of Prime rate swaps at December 31, 2015 compared to $250.0 million in notional amount during the fourth quarter of 2014, an increase of $75.0 million. These Prime rate hedges are designed to mitigate the shift in the Company's loan portfolio to a more evenly balanced portfolio. The Company's excess liquidity continued to be a drag on the net interest margin. The excess liquidity resulted primarily from the proceeds of the subordinated debt issuance, during the first quarter of 2015, which had not been deployed, and the decrease in the average balance of its investments in short-term receivables, which were reinvested in short-term investments, compared to the linked quarter of 2015 and the same quarterly period of 2014. The Company borrowed $200.0 million of 10 year notes with interest rates based on short-term LIBOR from the Federal Home Loan Bank(FHLB) during the fourth quarter of 2015 for additional liquidity to fund loan growth. The Company invested its excess funds in higher rate accounts, beginning in the second quarter of 2015, which has increased the average yield by 1 basis point compared to the linked quarter and 10 basis points compared to the fourth quarter of 2014. Average interest-earning assets increased $230.3 million over the third quarter of 2015 and $641.0 million over the fourth quarter of 2014. The cost of interest-bearing deposits was flat compared to the linked quarter of 2015 and decreased 5 basis points over the fourth quarter of 2014 due to the tiered pricing on all of its deposit products (including certificates of deposit). Throughout 2014 and 2015, the Company's margin compressed and in the third quarter of 2015 plateaued. The compression was primarily the result of the shift in its loan portfolio from fixed to floating rate loans as a result of customer preference and the impact of the proceeds from the subordinated debt issuance, during the first quarter of 2015, in order to enhance the capital position of the Bank. The increase in the Company's margin in the fourth quarter of 2015 was the result of several factors which included its long-term floating rate borrowings from FHLB, the continued growth of its loan portfolio, the mix of its earning assets and the acquisition of State Investors. The Company anticipates that these factors will have a positive impact on its margin in future periods.

The following table sets forth the Company’s average volume of and rates on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended
	December 31, 2015		September 30, 2015		December 31, 2014
(In thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Short-term investments	$242,654	0.29%	$187,282	0.28%	$31,260	0.19%
Investment in short-term receivables	108,886	3.19%	223,728	2.54%	238,560	2.91%
Investment securities	361,408	2.31%	337,805	2.58%	336,600	2.47%
Loans	3,273,310	5.30%	3,007,096	5.05%	2,738,885	5.08%

Total interest-earning assets	$3,986,258	4.67%	$3,755,911	4.44%	$3,345,305	4.62%

Interest-bearing liabilities:
Savings	$63,387	0.62%	$54,512	0.64%	$49,964	0.74%
Money market deposits	1,242,473	1.21%	1,143,464	1.21%	1,010,242	1.25%
NOW accounts	703,704	1.09%	669,915	1.08%	473,903	1.14%
Certificates of deposit	1,091,449	1.85%	1,040,785	1.83%	958,358	1.82%
CDARS®	218,119	2.21%	227,315	2.23%	229,319	2.14%

Total interest-bearing deposits	$3,319,132	1.45%	$3,135,991	1.45%	$2,721,786	1.50%

Fed funds purchased and repurchase agreements	94,697	1.48%	108,205	1.40%	117,788	1.41%
Borrowings	158,851	3.71%	103,392	5.26%	49,312	1.48%

Total interest-bearing liabilities	$3,572,680	1.55%	$3,347,588	1.57%	$2,888,886	1.49%

Net interest spread		3.12%		2.87%		3.13%
Net interest margin		3.28%		3.04%		3.33%

	For the Years Ended
	December 31, 2015		December 31, 2014
(In thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Short-term investments	$170,238	0.27%	$31,855	0.20%
Investment in short-term receivables	198,752	2.77%	230,604	2.82%
Investment securities	345,868	2.49%	361,582	2.53%
Loans	3,019,476	5.03%	2,587,105	5.19%

Total interest-earning assets	$3,734,334	4.46%	$3,211,146	4.67%

Interest-bearing liabilities:
Savings	$56,704	0.63%	$52,303	0.78%
Money market deposits	1,148,754	1.21%	859,743	1.34%
NOW accounts	618,439	1.06%	497,346	1.14%
Certificates of deposit	1,028,109	1.83%	996,700	1.82%
CDARS®	221,726	2.23%	205,560	2.18%

Total interest-bearing deposits	$3,073,732	1.45%	$2,611,652	1.54%

Fed funds purchased and repurchase agreements	110,838	1.42%	105,064	1.46%
Borrowings	109,262	4.57%	56,068	1.81%

Total interest-bearing liabilities	$3,293,832	1.55%	$2,772,784	1.54%

Net interest spread		2.91%		3.13%
Net interest margin		3.09%		3.34%

Noninterest Income
Noninterest income for the fourth quarter of 2015 totaled $3.4 million, an increase of $2.5 million compared to the linked quarter, and an increase of $1.1 million, or 50.2%, compared to the fourth quarter of 2014. The increase in noninterest income for the linked quarter was due primarily to increases in state tax credits earned of $0.4 million, Community Development Entity (CDE) fees earned of $0.3 million and other noninterest income of $1.6 million. The increase in state tax credits earned was due primarily to additional income earned as the result of a partnership with a Louisiana Capital Company to bridge state tax credits for their purchase and resale on a national basis which has significantly increased the volume of the Company's state tax credit business. The increase in CDE fees earned was due to the annual fees collected from Federal New Markets Tax Credits projects which are still in their compliance period and reached their annual renewal date. The increase compared to the linked quarter was due primarily to the impairment charge of $0.9 million of a Small Business Investment Company investment and the loss of $0.7 million on the sale of a state tax credit investment both recorded during the third quarter of 2015.
The increase in noninterest income for the fourth quarter of 2015 compared to the fourth quarter of 2014 resulted primarily from increases of $0.9 million in state tax credits earned and $0.4 million in rental income from real estate properties. The increases compared to the same period of 2014 were due to the fact that the Company received more State Historic Rehabilitation Tax Credits than the prior year fourth quarter and the Company recognizing rental income from the consolidation of a Low-Income Housing investment Variable Interest Entity (VIE) that owned Low-Income Housing units.
Noninterest Expense
Noninterest expense for the three month period ended December 31, 2015 totaled $31.9 million, an increase of $8.9 million, or 38.5%, compared to the linked quarter, and an increase of $9.6 million, or 43.2%, compared to the three month period ended December 31, 2014. The increase over the linked-quarter and fourth quarter of 2014 was due primarily to increases in all components of noninterest expense. The increase was driven primarily by an increase in impairment of investment in tax credit entities of $5.0 million and $4.3 million compared to the linked quarter and fourth quarter of 2014, respectively.

Taxes
The Company’s tax benefit for the quarter ended December 31, 2015 was $14.4 million, a decrease of $0.2 million compared to the third quarter of 2015, and an increase of $3.8 million compared to the fourth quarter of 2014. The decrease over the linked quarter was due primarily to a decrease in the federal tax credits recognized during the fourth quarter of 2015. The increase over the fourth quarter of 2014 continued to be driven by the Company's increased investment in projects that generate Federal Historic Rehabilitation tax credits.
The Company expects to experience an effective tax rate below the statutory rate of 35% due primarily to its receipt of Federal New Markets Tax Credits, Low-Income Housing Tax Credits and Federal Historic Rehabilitation Tax Credits as well as its municipal bond and bank owned life insurance income.
Shareholders’ Equity
Shareholders’ equity totaled $501.1 million at December 31, 2015, an increase of $64.8 million from year-end 2014. The increase was primarily attributable to the Company's earnings over the period.
About First NBC Bank Holding Company
First NBC Bank Holding Company, headquartered in New Orleans, Louisiana, offers a broad range of financial services through its wholly-owned banking subsidiary, First NBC Bank, a Louisiana state non-member bank. The Company’s primary markets are the New Orleans metropolitan area, Mississippi Gulf Coast, and the Florida panhandle. The Company operates 39 full service banking offices located throughout its markets, along with a loan production office in Gulfport, Mississippi, and had 565 employees at December 31, 2015.
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures typically adjust GAAP performance measures to adjust income available to common shareholders for certain significant activities or transactions that are infrequent in nature.   Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators.  These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2014, and other reports and statements the Company has filed with Securities and Exchange Commission ("SEC"), which are available at the SEC’s website (www.sec.gov).
For further information contact:
First NBC Bank Holding Company
Ashton J. Ryan, Jr.
President and Chief Executive Officer
(504) 671-3801
aryanjr@firstnbcbank.com

FIRST NBC BANK HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	December 31, 2015	December 31, 2014
Assets
Cash and due from banks	$50,270	$32,484
Short-term investments	298,784	18,404
Investment in short-term receivables	95,499	237,135
Investment securities available for sale, at fair value	285,826	247,647
Investment securities held to maturity	82,074	89,076
Mortgage loans held for sale	2,597	1,622
Loans, net of allowance for loan losses of $55,824 and $42,336, respectively	3,451,193	2,731,928
Bank premises and equipment, net	67,155	51,170
Accrued interest receivable	13,994	11,451
Goodwill and other intangible assets	15,666	7,831
Investment in real estate properties	58,328	16,480
Investment in tax credit entities	163,581	140,913
Cash surrender value of bank-owned life insurance	48,691	47,289
Other real estate	5,232	5,549
Deferred tax asset	144,880	83,461
Other assets	39,232	28,177
Total assets	$4,823,002	$3,750,617
Liabilities and equity
Deposits:
Noninterest-bearing	$369,515	$364,534
Interest-bearing	3,475,421	2,756,316
Total deposits	3,844,936	3,120,850
Short-term borrowings	8,000	—
Repurchase agreements	79,251	117,991
Long-term borrowings	338,795	40,000
Accrued interest payable	8,728	6,650
Other liabilities	42,167	28,752
Total liabilities	4,321,877	3,314,243
Shareholders’ equity:
Preferred stock
Convertible preferred stock Series C – no par value; 1,680,219 shares authorized; No shares outstanding at December 31, 2015 and 364,983 shares issued and outstanding at December 31, 2014	—	4,471
Preferred stock Series D – no par value; 37,935 shares authorized, issued and outstanding at December 31, 2015 and December 31, 2014	37,935	37,935
Common stock- par value $1 per share; 100,000,000 shares authorized; 19,077,572 shares issued and outstanding at December 31, 2015 and 18,576,488 shares issued and outstanding at December 31, 2014	19,078	18,576
Additional paid-in capital	242,979	239,528
Accumulated earnings	222,516	155,599
Accumulated other comprehensive loss, net	(21,385)	(19,737)
Total shareholders’ equity	501,123	436,372
Noncontrolling interest	2	2
Total equity	501,125	436,374
Total liabilities and equity	$4,823,002	$3,750,617

FIRST NBC BANK HOLDING COMPANY
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
(In thousands, except per share data)	2015	2014	2015	2014
Interest income:
Loans, including fees	$43,742	$35,096	$151,945	$134,256
Investment securities	2,105	2,094	8,617	9,147
Investment in short-term receivables	876	1,751	5,514	6,512
Short-term investments	176	15	464	63
	46,899	38,956	166,540	149,978
Interest expense:
Deposits	12,140	10,262	44,522	40,183
Borrowings and securities sold under repurchase agreements	1,840	603	6,572	2,546
	13,980	10,865	51,094	42,729
Net interest income	32,919	28,091	115,446	107,249
Provision for loan losses	3,000	3,000	14,600	12,000
Net interest income after provision for loan losses	29,919	25,091	100,846	95,249
Noninterest income:
Service charges on deposit accounts	571	542	2,311	2,147
Investment securities gain (loss), net	—	—	(50)	135
(Loss) gain on assets sold, net	(10)	1	(272)	64
Gain on sale of loans, net	—	—	147	649
Cash surrender value income on bank-owned life insurance	348	354	1,402	1,102
State tax credits earned	908	(45)	2,590	2,313
Community Development Entity fees earned	443	581	882	1,565
ATM fee income	529	490	2,082	1,958
Rental property income	449	26	1,718	105
Other	197	338	(417)	1,575
	3,435	2,287	10,393	11,613
Noninterest expense:
Salaries and employee benefits	8,755	7,072	30,473	24,867
Occupancy and equipment expenses	3,318	2,830	12,475	10,795
Professional fees	3,034	2,441	8,878	7,479
Taxes, licenses and FDIC assessments	2,241	1,364	6,709	5,146
Impairment of investment in tax credit entities	8,228	3,881	18,980	14,059
Write-down of foreclosed assets	132	198	261	385
Data processing	1,631	1,275	6,188	4,721
Advertising and marketing	1,178	1,067	3,596	2,886
Rental property expenses	942	13	2,205	53
Other	2,464	2,156	10,812	7,858
	31,923	22,297	100,577	78,249
Income before income taxes	1,431	5,081	10,662	28,613
Income tax benefit	(14,404)	(10,622)	(56,634)	(26,976)
Net income attributable to Company	15,835	15,703	67,296	55,589
Less preferred stock dividends	(94)	(94)	(379)	(379)
Less earnings allocated to participating securities	—	(302)	(295)	(1,066)
Income available to common shareholders	$15,741	$15,307	$66,622	$54,144
Earnings per common share – basic	$0.85	$0.82	$3.54	$2.92
Earnings per common share – diluted	$0.82	$0.80	$3.44	$2.84

FIRST NBC BANK HOLDING COMPANY
EARNINGS PER COMMON SHARE

	For the Three Months Ended December 31,		For the Years Ended December 31,
(In thousands, except per share data)	2015	2014	2015	2014
Basic: Income available to common shareholders	$15,741	$15,307	$66,622	$54,144
Weighted-average common shares outstanding	18,633	18,574	18,806	18,541
Basic earnings per share	$0.85	$0.82	$3.54	$2.92
Diluted: Income attributable to common shareholders	$15,741	$15,307	$66,622	$54,144
Weighted-average common shares outstanding	18,633	18,574	18,806	18,541
Effect of dilutive securities:
Stock options outstanding	434	406	414	389
Restricted stock awards outstanding	8	—	4	—
Warrants	118	123	119	119
Weighted-average common shares outstanding – assuming dilution	19,193	19,104	19,343	19,049
Diluted earnings per share	$0.82	$0.80	$3.44	$2.84

FIRST NBC BANK HOLDING COMPANY
SUMMARY FINANCIAL INFORMATION

	For the Three Months Ended December 31,			For the Three Months Ended September 30,
			% Change		% Change
(In thousands)	2015	2014		2015
EARNINGS DATA
Total interest income	$46,899	$38,956	20.4%	$42,027	11.6%
Total interest expense	13,980	10,865	28.7%	13,228	5.7%
Net interest income	32,919	28,091	17.2%	28,799	14.3%
Provision for loan losses	3,000	3,000	—%	3,000	—%
Total noninterest income	3,435	2,287	50.2%	891	285.5%
Total noninterest expense	31,923	22,297	43.2%	23,051	38.5%
Income before income taxes	1,431	5,081	(71.8)%	3,639	(60.7)%
Income tax (benefit) expense	(14,404)	(10,622)	35.6%	(14,562)	(1.1)%
Net income	15,835	15,703	0.8%	18,201	(13.0)%
Preferred stock dividends	(94)	(94)	—%	(95)	(1.1)%
Earnings allocated to participating securities	—	(302)	(100.0)%	—	—%
Net income available to common shareholders	$15,741	$15,307	2.8%	$18,106	(13.1)%

AVERAGE BALANCE SHEET DATA
Total assets	$4,508,334	$3,701,892	21.8%	$4,261,539	5.8%
Total interest-earning assets	3,986,258	3,345,304	19.2%	3,755,911	6.1%
Total loans	3,273,310	2,738,885	19.5%	3,007,096	8.9%
Total interest-bearing deposits	3,319,132	2,721,786	21.9%	3,135,991	5.8%
Total interest-bearing liabilities	2,572,680	2,888,886	(10.9)%	3,347,588	(23.1)%
Total deposits	3,706,671	3,066,652	20.9%	3,532,476	4.9%
Total shareholders' equity	492,342	429,295	14.7%	477,607	3.1%

SELECTED RATIOS(1)
Return on average common equity	13.83%	16.10%		16.42%
Return on average equity	12.16%	14.51%		15.12%
Return on average assets	1.39%	1.68%		1.69%
Net interest margin	3.28%	3.33%		3.04%
Efficiency ratio(2)	87.81%	73.40%		77.64%
Tier 1 leverage ratio	8.98%	10.66%		9.53%
Tier 1 risk-based capital ratio	10.07%	11.59%		10.47%
Total risk-based capital ratio	12.81%	12.84%		13.33%
Common equity Tier 1 capital ratio	10.07%	NA		10.47%

ASSET QUALITY RATIOS(1)
Nonperforming loans to total loans(3)(5)	1.15%	0.82%		1.25%
Nonperforming assets to total assets(4)	0.95%	0.76%		1.01%
Allowance for loan losses to total loans(5)	1.59%	1.53%		1.70%
Allowance for loan losses to nonperforming loans(3)	138.98%	185.71%		136.13%
Net charge-offs to average loans	0.04%	0.07%		0.03%
(1) With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2) Efficiency ratio is the ratio of noninterest expense to net interest income and noninterest income. See the Company's Non-GAAP efficiency ratio calculation which excludes the impact of the noninterest income and expense related to its tax credit investments.
(3) Nonperforming loans consist of nonaccrual loans and restructured loans.
(4) Nonperforming assets consist of nonperforming loans and real estate and other property that has been repossessed.
(5) Total loans are net of unearned discounts and deferred fees and costs.

FIRST NBC BANK HOLDING COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended
	December 31,	September 30,	December 31,
(In thousands, except per share data)	2015	2015	2014
Income before income taxes:
Income before income taxes (GAAP)	$1,431	$3,639	$5,081
Income adjustment before income taxes related to the impact of tax credit related activities (Non-GAAP)
Tax equivalent income associated with investment in federal tax credit programs(1)	22,887	24,340	19,312
Income before income taxes (Non-GAAP)	24,318	27,979	24,393
Income tax expense-adjusted (Non-GAAP)(2)	(8,483)	(9,778)	(8,690)

Net income (GAAP)	$15,835	$18,201	$15,703

Pro forma income related to investment in tax credit entities:
Income before income taxes (GAAP)	$1,431	$3,639	$5,081
Pro forma interest income adjustment
Pro forma interest income related to investment in tax credit entities(3)	2,186	2,192	1,806
Noninterest expense adjustment(4)
Impairment of investment in tax credit entities(5)	8,228	3,254	3,881
Other direct expenses(6)	783	727	779
Pro forma income before income taxes (Non-GAAP)	12,628	9,812	11,547
Income tax expense-adjusted (Non-GAAP)(2)	(4,405)	(3,429)	(4,114)

Pro forma net income (Non-GAAP)	$8,223	$6,383	$7,433

Adjusted Efficiency Ratio:
Noninterest expense (GAAP)	$31,923	$23,051	$22,297
Adjustments:
Impairment of investment in tax credit entities(5)	8,228	3,254	3,881
Other direct expenses(6)	783	727	779
Adjusted noninterest expense (Non-GAAP)	22,912	19,070	17,637

Net interest income (GAAP)	32,919	28,799	28,091
Noninterest income (GAAP)	3,435	891	2,287
Adjustments:
State tax credits earned	908	495	(45)
Community Development Entity fees earned	443	183	581
Adjusted noninterest income (Non-GAAP)	2,084	213	1,751
Adjusted total revenue (Non-GAAP)	$35,003	$29,012	$29,842
Adjusted efficiency ratio (Non-GAAP)	65.46%	65.73%	59.10%

Adjusted earnings per share:
Income available to common shareholders (GAAP)	$15,741	$18,106	$15,307
Adjustments:
Merger and acquisition professional fees(7)	687	—	—
Conversion costs(8)	154	195	—
Adjusted income available to common shareholders (Non-GAAP)(9)	$16,582	$18,301	$15,307
Basic earnings per share, excluding merger-related expenses (Non-GAAP)	$0.89	$0.98	$0.82
Diluted earnings per share, excluding merger-related expenses (Non-GAAP)	$0.86	$0.95	$0.80
(1) Tax equivalent income associated with investment in federal tax credit programs represents the gross amount of tax benefit from federal tax credits.
(2) Income tax expense is calculated on the adjusted non-GAAP effective tax rate for the Company at each quarter end period ended December 31, 2015, September 30, 2015, and December 31, 2014, respectively.
(3) Pro forma interest income adjustment related to investment in tax credit entities is calculated based on the average investment in tax credit entities utilizing the average yield on loans had the investment in tax credit entities been invested in loans.

(4) Noninterest expense adjustments related to the Company’s investment in federal tax credit programs are included as adjustments to income as if the Company had invested in loans instead of federal tax credit programs. These expenses are directly related to the Company’s investment in federal tax credit programs. Noninterest expense adjustments for direct expenses related to the Company’s investment in federal tax credit programs exclude general and administrative costs associated with the Company’s investment in federal tax credit programs.
(5) Impairment of investment in tax credit entities represents impairment recorded during the current period, as evaluated by the Company at the end of each reporting period.
(6) Other direct expenses represent fees and expenses incurred as a result of the Company’s investment in federal tax credit programs.
(7) Merger and acquisition professional fees represents merger-related expenses related to the cash acquisition of State Investors.
(8) Conversion costs represents merger-related expenses related to the system conversions of First National Bank of Crestview and State Investors.
(9) Adjusted income available to common shareholders excludes the impact of non-operating merger-related expenses incurred in the periods shown.